EXHIBIT 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

December 12, 2003

iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036

Dear Sirs:

We have acted as counsel to iStar Financial Inc., a Maryland corporation (the “Company”), in connection with the offer and sale by the Company of $350,000,000 aggregate principal amount of its 6.0% Senior Notes due 2010 (the “2010 Notes”) and $150,000,000 aggregate principal amount of its 6.5% Senior Notes due 2013 (the “2013 Notes”, together with the 2010 Notes, the “Securities”).  The Securities are being sold pursuant to the Company’s Registration Statement on Form S-3 (File No.  333-109599) under the Securities Act of 1933, as amended (the “Registration Statement”).

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Securities have been duly authorized by the Company, and when issued and sold in the manner contemplated by the prospectus supplement for the offering of the Securities dated December 5, 2003, the Securities will be legal, valid and binding obligations of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP